Exhibit 23.15

CONSENT OF BD RESOURCE CONSULTING, INC.

We hereby consent to the inclusion in this Annual Report on Form 10-K, which is being filed with the United States Securities and Exchange Commission, of references to our name and to the use of the technical report titled “NI 43-101 Technical Report for the Bornite Deposit, South Reef and Ruby Creek zones, Northwest Alaska” dated effective January 31, 2013 (the “Technical Report”).

We also consent to the incorporation by reference in NovaCopper Inc.’s Registration Statement on Form S-3 (No. 333-185127) and Registration Statements on Form S-8 (No. 333-188950 and No. 333-181020), of references to our name and to the use of the Technical Report, which is included in the Annual Report on Form 10-K.

DATED: January 29, 2014

/s/ Bruce Davis
Name: BD Resource Consulting, Inc.